Exhibit 99.1

China Shenghuo Pharmaceutical Holdings, Inc. Reports Financial Results for the Second Quarter of 2011

KUNMING, China, August 16, 2011 /PRNewswire-Asia-FirstCall/ -- China Shenghuo Pharmaceutical Holdings, Inc. (NYSE Alternext US: KUN) ("China Shenghuo" or the "Company"), today reported unaudited financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Highlights
•	Total revenue increased to $10.9 million for the second quarter of 2011, representing 58% year-over-year growth.
•	Gross margin for the second quarter of 2011 increased to $6.9 million, as compared to approximately $4.4 million for the same period of 2010.
•	Net cash provided by operating activities increased to $2.84 million for the six months ended June 30, 2011 from $1.46 million for the same period of 2010.
•	Net income (loss) attributable to shareholders increased to $104,325 for the second quarter of 2011, as compared to net loss of $31,192 for the same period of 2010.

Second Quarter 2011 Results

Sales: Sales for the three months ended June 30, 2011 was approximately $10.9 million, an increase of approximately $4.0 million, or 58%, from approximately $6.9 million for the three months ended June 30, 2010. The increase in sales was primarily due to the Company’s main product Xuesaitong’s sales increasing in Tianjin City and Yunnan Province as Xuesaitong was listed on the PIC list of Tianjin City since the second quarter in 2010 and the Company strengthened sales promotion in Yunnan Province.

Cost of goods sold: Our cost of sales for the three months ended June 30, 2011 was approximately $4.0 million, an increase of $1.5 million, or 61%, from approximately $2.5 million for the three months ended June 30, 2010. The increase in cost of sales was due to the increase of the sales volume and the purchase price of Sanqi which is the main raw material of our main product Xuesaitong. Although we have started to grow Sanqi, we will not be able to harvest until 2014 because it has a three year growth cycle. In addition, the Zhonghuang Hotel began trial operation since January 2011 which has contributed $0.6 million to the increase of cost of sales.

Gross profit: Our gross profit for the three months ended June 30, 2011 was approximately $6.9 million as compared with approximately $4.4 million for the three months ended June 30, 2010, an increase of $2.5 million, or 57%. Gross profit as a percentage of revenues was approximately 63% for the three months ended June 30, 2011, a decrease of 1% from 64% for the three months ended June 30, 2010. The slightly decrease in gross profit percentage was primarily due to the increase of cost of sales set forth above.

Selling expense: Selling expenses were approximately $4.9 million for the three months ended June 30, 2011, an increase of $1.9 million, or 67%, from approximately $3.0 million for the three months ended June 30, 2010. The primary reason for the increase in selling expenses was due to increase of sales commission to sales representative in line with the sales increment.

General and administrative expense: General and administrative expenses were approximately $1.2 million for the three months ended June 30, 2011, an increase of $0.3 million, or 36%, from approximately $0.9 million for the three months ended June 30, 2010. The increase was primarily due to the increase of the management’s traveling and conference expenses for expanding our sales channel. In addition, Zhonghuang Hotel began trial operation since January 2011 which has contributed $78,100 to the increase of general and administrative expense.

Research and development expense: Research and development expense for the three months ended June 30, 2011 was $144,849, as compared to $175,538 for the three months ended June 30, 2010, a decrease of approximately $30,689. The decrease was primarily due to the expenditures in the second quarter of 2010 for outside experts for trial test for Dencichine amounted to $98,240.

Other expenses: Other expenses were $439,357 for the three months ended June 30, 2011, which consisted of interest expense and non-operating expense, offset by subsidy income, interest income and non-operating income, an increase of $119,508, or 37%, from $319,849 for the three months ended June 30, 2010. The increase was mainly due to more interest expenses occurred as compared the same period in 2010.

Income tax expense: Income tax expense was $12,183 for the three months ended June 30, 2011 as compared to income tax expense of $52,615 for the three months ended June 30, 2010. The tax expense was mainly from medicine segment for the Company and the deferred assets benefit from provisions for inventory.

Net income (loss) attributable to shareholders: Net income increased to $104,325 for the three months ended June 30, 2011 as compared to the net loss of $31,192 for the three months ended June 30, 2010. Offset by the increase in raw material price and the expenses related to the trial operation of Shenghuo Plaza, the increase in net income was primarily due to less operating expenses increment as compared to the sales amount.

About China Shenghuo
Founded in 1995, China Shenghuo is primarily engaged in the research, development, manufacture, and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which is currently being listed in the 2010 Provincial Insurance Catalogue of sixteen provinces around China. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Singapore, Japan, Malaysia, and Thailand and to European countries such as the United Kingdom, Tajikistan, Russia and Kyrgyzstan.
With the substantial completion of Shenghuo Plaza at the end of 2010, China Shenghuo entered into a new business - the hotel and hospitality business.  Two floors of Shenghuo Plaza are designed to be utilized as 12 Ways Chinese Herbal Beauty Demonstration Center.  The balance of Shenghuo Plaza is used as a business hotel - Zhonghuang Hotel, restaurant and banquet facilities and an entertainment venue.
China Shenghuo is also expanding into the businesses of wellness tourism.  For more information, please visit http://www.shenghuo.com.cn.

Safe Harbor Statement
This press release may contain certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, risks of litigation and governmental or other regulatory proceedings arising out of or related to any of the matters described in recent press releases, including arising out of the restatement of the Company's financial statements; the Company's ability to refinance or repay loans received; the Company's uncertain business condition; the Company's continuing ability to satisfy any requirements which may be prescribed by the Exchange for continued listing on the Exchange; risks arising from potential weaknesses or deficiencies in the Company's internal controls over financial reporting; the Company's reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company's business, including possible contract cancellation; the Company's ability to develop and market new products; the Company's ability to establish and maintain a strong brand; the Company's continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company's intellectual property rights; market acceptance of the Company's products; changes in the laws of the People's Republic of China that affect the Company's operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company's operations; general economic conditions; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
China Shenghuo Pharmaceutical Holdings, Inc.
Ms. Hongling Fei
Director of Securities Department
+86-871-7282698

Investor Relations Contact:
The Trout Group
Mark Xu
+86-15821996861

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in USD)

	June 30,	December 31,
	2010	2010
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$1,347,393	$1,669,387
Accounts and notes receivable, net	15,885,445	11,531,027
Other receivables, net	4,329,926	4,111,315
Advances to suppliers	538,593	580,168
Inventories	2,655,397	2,599,351
Due from related parties	268,275	190,614
Current deferred tax assets	1,098,492	833,568
Other current assets	215,568	208,111
Total current assets	26,339,089	21,723,541

Property, plant and equipment, net	21,801,751	21,069,139
Other non-current assets	2,466,924	2,554,193
Total assets	$50,607,764	$45,346,873

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (CONT'D) (Amounts in USD)

	June 30,	December 31,
	2011	2010
Liabilities and equity:	(Unaudited)
Current liabilities:
Accounts payable	$9,303,869	$8,964,404
Other payables and accrued expenses	10,955,786	9,699,857
Sales representative deposits	5,221,051	4,936,429
Due to related parties	-	79,864
Short-term borrowings	5,912,806	5,289,178
Advances from customers	4,258,431	1,158,649
Taxes payable and other current liabilities	1,172,635	881,506
Current portion of long-term borrowings	11,496,384	6,039,833
Total current liabilities	48,320,962	37,049,720
Long-term borrowings	-	6,251,227
Total liabilities	48,320,962	43,300,947
Commitments and contingencies
Equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized and 19,679,400 shares issued and outstanding, both periods	1,968	1,968
Additional paid-in capital	6,193,927	6,193,927
Appropriated retained earnings	147,023	147,023
Accumulated deficit	(5,736,741)	(5,940,439)
Accumulated other comprehensive income	1,691,178	1,638,109
Total stockholder's equity	2,297,355	2,040,588
Non-controlling interest	(10,553)	5,338
Total equity	2,286,802	2,045,926
Total Liabilities and equity	$50,607,764	$45,346,873

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(Amounts in USD, except shares)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Sales	$10,896,460	$6,882,007	$20,338,086	$14,789,009
Cost of goods sold	4,007,216	2,488,623	7,812,908	4,564,976
Gross profit	6,889,244	4,393,384	12,525,178	10,224,033
Operating expenses:
Selling expenses	4,946,005	2,968,103	9,022,435	8,019,817
General and administrative expenses	1,241,460	915,189	2,271,675	1,599,448
Research and development expense	144,849	175,538	266,574	256,389
	6,332,314	4,058,830	11,560,684	9,875,654
Income from operations	556,930	334,554	964,494	348,379
Other income (expenses):
Subsidy income	147,144	7,964	154,742	161,562
Interest and other expense	(586,501)	(327,813)	(900,982)	(524,415)
	(439,357)	(319,849)	(746,240)	(362,853)
Income (loss) before income tax	117,573	14,705	218,254	(14,474)
Income tax expense	(12,183)	(52,615)	(27,163)	(22,631)
Net income (loss)	105,390	(37,910)	191,091	(37,105)
Net gain (loss) attributable non-controlling interests	1,065	(6,718)	(12,607)	(8,268)
Net income (loss) attributable to stockholders	$104,325	$(31,192)	$203,698	$(28,837)
Comprehensive income (loss):
Net income (loss)	105,390	(37,910)	191,091	(37,105)
Foreign currency translation adjustment	29,991	4,583	49,785	4,914
Comprehensive income (loss):	$135,381	$(33,327)	$240,876	$(32,191)
Comprehensive income (loss) attributable to non-controlling interests	939	(4,986)	(15,891)	(7,173)
Comprehensive income (loss) attributable to stockholders	$134,442	$(28,341)	$256,767	$(25,018)
Basic and diluted earnings (loss) per share	$0.01	$(0.00)	$0.01	$(0.00)
Weighted-average number of shares outstanding-basic and diluted	19,679,400	19,679,400	19,679,400	19,679,400

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (Amounts in USD)

	Six months ended June 30,
	2011	2010
Net cash provided by operating activities	$2,845,831	$1,461,492
Cash flows from investing activities:
Purchase of long-lived assets	(2,627,767)	(4,196,635)
Proceeds from disposal of property	170	212,373
Net cash used in investing activities	(2,627,597)	(3,984,262)

Cash flows from financing activities:
Proceeds from borrowings	10,934,766	21,382,467
Payments on borrowings	(11,486,507)	(19,510,878)
Net cash (used in) provided by financing activities	(551,741)	1,871,589

Effect of foreign currency fluctuation on cash and cash equivalents	11,513	2,729
Net decrease in cash and cash equivalents	(321,994)	(648,452)
Cash and cash equivalents at beginning of period	1,669,387	1,986,540
Cash and cash equivalents at end of period	$1,347,393	$1,338,088

Supplemental information
Cash paid for interest	$735,008	$331,511
Cash paid for income taxes	$70,616-	$--